Limelight Networks Receives Favorable Supreme Court Ruling in Patent Infringement Case
In a unanimous decision, U.S. Supreme Court overturns U.S. Federal Circuit Court of Appeals

TEMPE, Ariz., June 2, 2014 -- Limelight Networks (Nasdaq:LLNW), a global leader in digital content delivery, today announced that the Supreme Court of the United States has issued an opinion in case No. 12-786, holding that Limelight Networks is not liable for inducing infringement. Details of the opinion are available here. In the opinion by Justice Samuel Alito, the court reversed an August 2012 ruling by a divided U.S. Court of Appeals for the Federal Circuit that held that there could be liability for induced infringement in cases when no party directly infringed a patent claim. The original lawsuit was filed in 2006. Many companies, organizations, and individuals have filed amicus briefs with the high court on Limelight’s behalf.

“We are pleased with the Supreme Court’s unanimous decision,” stated Bob Lento, Limelight’s Chief Executive Officer. “By promoting clear rules governing liability for patent infringement, the Supreme Court’s decision is a win not only for Limelight, but also for innovators throughout the country. We appreciate the support received from so many others, and look forward to full resolution. As always, we remain focused on building our business with innovative offerings, and on providing our customers with the highest quality of service.”

About Limelight
Limelight Networks (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage digital audiences by enabling them to manage and deliver digital content on any device, anywhere in the world. The company’s award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs. For more information, please visit www.limelight.com, read our blog, and be sure to follow us on Twitter® at www.twitter.com/llnw.

For press inquiries contact:
Ted Weismann
famaPR on behalf of Limelight Networks
617-986-5009
limelight@famapr.com